                                                                    EXHIBIT 2.4


                            STOCK PURCHASE AGREEMENT
                            ------------------------
                 THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into on this 13th day of August, 1996, by and among THE WILLIS VERNON SMITH UNITRUST DATED AUGUST 8, 1996 (the "Trust") and CHARLES OLIVER ("Oliver") as sellers (each of the Trust and Oliver are hereinafter referred to individually as a "Shareholder," and collectively as the "Shareholders"), WILLIS V. SMITH ("Smith"), and NCS HEALTHCARE, INC., a Delaware corporation, as purchaser ("NCS").

                                   RECITALS:
                                   ---------
                 A. Shareholders own all of the issued and outstanding shares of the capital stock of Thrifty Medical Supply, Inc., an Oklahoma corporation ("Thrifty").

                 B. Shareholders desire to sell to NCS, and NCS desires to purchase from Shareholders, all of the issued and outstanding shares of the capital stock of Thrifty for the consideration and subject to the terms and conditions set forth in this Agreement.

                 C. Smith is a principal officer and a Director of Thrifty and the grantor or settlor of the Trust, and as a beneficiary of the Trust will benefit materially from the Trust.

                 NOW, THEREFORE, in consideration of and in reliance upon the representations, warranties and covenants set forth in this Agreement, NCS, Shareholders and Smith hereby agree as follows:

                 1. SALE AND PURCHASE OF SHARES. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), Shareholders shall sell, assign, transfer and deliver to NCS, and NCS shall purchase and acquire from Shareholders, all of the issued and outstanding shares of the capital stock of Thrifty (each individually, a "Share," and collectively, the "Shares").

                 2. PURCHASE PRICE. The aggregate purchase price for the Shares (the "Purchase Price") shall be One Million Two Hundred Nineteen Thousand Eight Hundred Eleven Dollars ($1,219,811.00). Subject to the terms and conditions of this Agreement, at the Closing, NCS shall pay and deliver the Purchase Price to Shareholders as follows:

                 (a) NCS shall deliver to the Trust: (i) cash or its equivalent in the amount of Eight Hundred Eighty-Nine Thousand Two Hundred Eighty-Two Dollars ($889,282.00), and (ii) a Non-Negotiable 6% Promissory Note in the form attached to this Agreement as EXHIBIT A executed by NCS, dated as of the Closing Date, in the original principal amount of Two Hundred Thirty-Two Thousand Nine Hundred Forty-Four Dollars ($232,944.00); and

                 (b) NCS shall deliver to Oliver: (i) cash or its equivalent in the amount of Seventy-Seven Thousand Three Hundred Twenty- Nine Dollars ($77,329.00), and (ii) a





452\18485MWC.342                                                       -1-

         Non-Negotiable 6% Promissory Note in the form attached to this Agreement as EXHIBIT A executed by NCS, dated as of the Closing Date, in the original principal amount of Twenty Thousand Two Hundred Fifty-Six Dollars ($20,256.00).

                 3. CLOSING. If the conditions to the parties' obligations are satisfied, the consummation of the transactions contemplated by this Agreement (the "Closing") will take place simultaneously with the execution and delivery of this Agreement by all of the parties hereto on the date hereof, or on such other date as the parties may agree in writing (the "Closing Date"), at the offices of Lamun, Mock, Featherly, Kuehling & Cunnyngham, Oklahoma City, or at such other place as the parties may agree in writing. If the Closing does not occur by August 31, 1996, this Agreement may be terminated by NCS or Shareholders without prejudice to the rights of any party against any other for any breach or nonperformance of its obligations prior to termination.

                 4. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS. Shareholders and Smith hereby jointly and severally represent and warrant to NCS, as of the date of this Agreement and as of the Closing Date, if later, as follows:

                          4.1     ORGANIZATION, ETC., OF THRIFTY.  Thrifty (i)
is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma, (ii) is qualified to do business as a foreign corporation in every state or other jurisdiction where the conduct of its business or the ownership of its assets and properties requires it to be so qualified, and (iii) has full corporate power and authority to own, lease and operate its assets and properties and to carry on its business as and where such assets and properties are now owned or leased and as such business is presently being conducted. SCHEDULE 4.1 sets forth correct and complete copies of the Certificate of Incorporation and the By-Laws of Thrifty, including all amendments thereto, each as in effect on the date hereof and as of the Closing Date.

                          4.2     CAPACITY OF SHAREHOLDERS.  Each of the
Shareholders and Smith has full power and capacity to execute, deliver and perform this Agreement and each of the agreements and documents to be delivered by such Shareholder or Smith in connection herewith. This Agreement and each other agreement and document delivered by either of the Shareholders or Smith in connection herewith has been duly executed and delivered by such Shareholder or Smith, and constitutes a legal, valid and binding obligation of such Shareholder or of Smith, as the case may be, enforceable in accordance with its terms.

                          4.3     MINUTES AND STOCK RECORDS.  The stock records
of Thrifty which have previously been delivered to NCS for inspection are correct and complete in all material respects. The corporate minutes of Thrifty which have previously been delivered to NCS for inspection are correct and complete in all material respects and contain all of the proceedings of the shareholders, directors and committees of directors of Thrifty. SCHEDULE 4.3 sets forth a correct and complete list of all incumbent directors and officers of Thrifty.





452\18485MWC.342                                                       -2-

                          4.4     SUBSIDIARIES AND AFFILIATES.  Except as set
forth on SCHEDULE 4.4, Thrifty does not own, directly or indirectly, any equity or ownership interest in any corporation, business trust, partnership, joint venture, joint stock company, limited liability company, or other business organization or association, and is not a partner or joint venturer of any other person.

                          4.5     CAPITAL STOCK OF THRIFTY; TITLE TO SHARES.
The total authorized capital stock of Thrifty consists of Fifty Thousand (50,000) shares, of which One Thousand (1,000) are shares of Common Voting Stock, $1.00 par value (the "Voting Stock"), and Forty-Nine Thousand (49,000) are shares of Common Non-Voting Stock, $1.00 par value (the "Non-Voting Stock"). There are no shares of capital stock of Thrifty held in the treasury of Thrifty. There are a total of Five Hundred (500) issued and outstanding shares of Voting Stock, and there are no shares of Non-Voting Stock issued or outstanding. All of such issued and outstanding shares of Voting Stock (collectively, the "Shares") are owned of record and beneficially by Shareholders in the respective amounts set forth on SCHEDULE 4.5, and are owned by them, respectively, free and clear of all liens, claims, charges or encumbrances of any nature whatsoever, or any other restrictions affecting the ability to transfer such Shares, and the consummation of the transactions contemplated by this Agreement will vest in NCS good and merchantable title to all of the Shares. All of the Shares are duly authorized, validly issued, fully paid and nonassessable, and have been issued in compliance with all applicable state and federal securities laws. There exist no options, warrants, stock appreciation, conversion or similar rights or obligations, whether vested or contingent, providing for the purchase, redemption, sale, or issuance of any shares of capital stock of Thrifty, and there exist no claims or rights, whether vested or contingent, of an equity ownership nature of Thrifty which will not be completely and permanently extinguished upon transfer of the Shares by Shareholders to NCS hereunder.

                          4.6     NO CONSENTS, APPROVALS OR CONFLICTS.  No
consent or approval of, and no registration, declaration or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement by Shareholders or Smith. Neither the execution or delivery nor the performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of Thrifty, either Shareholder or Smith in connection herewith will cause, or give any person grounds to cause (with or without notice, the passage of time, or both) the maturity of any obligation or liability of Northside to be accelerated or increased, or conflict with, violate or result in any breach of: (i) any judgment, decree, order, statute, rule or regulation applicable to Thrifty, either Shareholder or Smith, (ii) any contract, agreement, instrument or understanding to which Thrifty, either Shareholder or Smith is a party or by which Thrifty, any of its assets, either Shareholder or Smith is bound, or
(iii) any provision of the Certificate of Incorporation or the By-Laws of Thrifty.

                          4.7     FINANCIAL STATEMENTS.  SCHEDULE 4.7 includes
the annual financial statements of Thrifty for each of its fiscal years ended May 31, 1994, 1995 and 1996 (collectively, the "Financial Statements"). Except as set forth on SCHEDULE 4.7, all of the Financial Statements are accurate and complete in all material respects and present fairly the





452\18485MWC.342                                                       -3-
financial position and results of operations of Thrifty for the periods they cover in conformity with generally accepted accounting principles applied on a consistent basis. Thrifty's books of account accurately reflect all items of income and expense (including accruals) and all of Thrifty's assets and liabilities in accordance with normal accrual accounting practices, subject to customary, immaterial year-end adjustments.

                          4.8     NET WORTH.  The net book value of Thrifty at
and as of the Closing, determined in accordance with Thrifty's internal accounting practices applied on a consistent basis, will be at least $446,714.00.

                          4.9     NO LIABILITIES.  Thrifty has no material
liabilities or obligations of any kind (whether contingent or otherwise) except
(i) as reflected on the balance sheet of Thrifty as of May 31, 1996 which is included in SCHEDULE 4.7 (the "Balance Sheet"), subject to any exceptions described in SCHEDULE 4.7, (ii) future performance obligations under contracts disclosed in writing to NCS before the Closing, or (iii) as incurred in the ordinary course of business, consistent with past practice, since the date of the Balance Sheet. Neither Thrifty, nor any other party, has breached any obligation under any contract to which Thrifty is a party or by which any of Thrifty's assets is bound.

                          4.10    INDEBTEDNESS.  SCHEDULE 4.10 sets forth a
complete and accurate list of all contracts, agreements, facilities, notes, guaranties, letters of credit, and any other commitments, instruments and obligations to which Thrifty is a party or by which Thrifty or any of its assets is bound, relating to indebtedness or obligations of Thrifty, whether fixed or contingent, in respect of borrowed money, and includes, without limitation, all bank or other institutional debt, other loans or commitments, and capitalized leases undertaken by Thrifty.

                          4.11    CONTRACTS.  SCHEDULE 4.11 sets forth a
complete and accurate list of:
                                  4.11.1   All contracts to which Thrifty is a
party or by which it is bound (other than contracts listed on SCHEDULE 4.10), which either (a) involve amounts in excess of $100,000, or payments based on profits or sales, or (b) are not cancelable by Thrifty upon less than 30 days' notice, or (c) involve terms or quantities exceeding normal commitments in the ordinary course of business.

                                  4.11.2   All contracts pursuant to which
Thrifty provides pharmaceuticals, medical supplies, therapies, intravenous infusion services, or any other products, services or therapies related to any of the foregoing.

                                  4.11.3   All contracts with wholesalers,
distributors, dealers, sales representatives, or co-operative associations to which Thrifty is a party or by which Thrifty is bound.





452\18485MWC.342                                                       -4-

                                  4.11.4   All contracts with any federal,
state or local governmental authorities, agencies or subdivisions to which Thrifty is a party or by which Thrifty is bound.

                                  4.11.5   All contracts for the past or
present disposal of hazardous or infectious waste or other materials to which Thrifty is or was a party or by which Thrifty is or was bound.

                                  4.11.6   All employment, consulting,
management, or agency contracts to which Thrifty is a party or by which Thrifty is bound.

                                  4.11.7   All contracts containing an
obligation of confidentiality with respect to information furnished by Thrifty, Shareholders or Smith to a third party, or received by Thrifty, Shareholders or Smith from a third party.

                                  4.11.8   All contracts limiting the freedom
of Thrifty, Shareholders or Smith to compete in any line of business, or with any person, or in any geographic area or market.

                                  4.11.9   All contracts providing for the
present or future lease (whether as lessee or lessor), purchase or sale of any real property by Thrifty.

                          4.12    COMPLIANCE WITH LAWS.  Thrifty is not in
violation of any law, regulation or order of any jurisdiction or governmental authority (a "Law"), including, without limitation, any Law pertaining to Medicare or Medicaid reimbursement, environmental protection, infectious or biomedical waste, occupational health or safety, or employment practices. Thrifty has all permits and licenses necessary in the conduct of its business. All such permits and licenses are in full force and effect, and no proceeding is pending or, to the knowledge of Thrifty, either Shareholder or Smith, threatened to revoke or limit any of them.

                          4.13    NO LITIGATION.  There is no claim,
litigation, investigation or proceeding by any person or governmental authority pending or, to the knowledge of any Shareholder or Smith, threatened against Thrifty. There are no pending or, to the knowledge of any Shareholder or Smith, threatened controversies or disputes with, or grievances or claims by, any employees or former employees of Thrifty or any of its predecessors of any nature whatsoever, including, without limitation, any controversies, disputes, grievances or claims with respect to their employment, compensation, benefits or working conditions.

                          4.14    COMPLETENESS OF AND TITLE TO ASSETS.
Included in the assets reflected on the Balance Sheet are all those assets which have been or are being used to operate the business of Thrifty in the ordinary course as such business is presently conducted. Except as set forth on SCHEDULE 4.14, Thrifty owns all of the assets reflected on the Balance Sheet free and clear of all liens, claims, encumbrances and other restrictions or limitations affecting Thrifty's ability to use or transfer them.





452\18485MWC.342                                                       -5-

                          4.15    RECEIVABLES.  All of the accounts receivable
of Thrifty reflected on the Balance Sheet, except where described on the Balance Sheet or otherwise in SCHEDULE 4.7, arose from valid sales in the ordinary course of business and reflect goods actually sold and delivered or services in fact rendered. At least ninety percent (90%) of all such accounts receivable reflecting goods sold or services rendered will be collected by Thrifty within 240 days after the Closing.

                          4.16    INVENTORIES.  The inventories reflected on
the Balance Sheet are sufficient to cover the immediate needs of Thrifty and to cover time required for re-stocking after the Closing.

                          4.17    CONDITION.  All of the tangible assets
reflected on the Balance Sheet are in good operating condition, ordinary wear and tear excepted, neither require nor can reasonably be expected to require any special or extraordinary expenditures to remain in such condition beyond normal maintenance, and are capable of being used for their intended purposes in the ordinary course of business consistent with past practice.

                          4.18    REAL PROPERTY.  SCHEDULE 4.18 lists all real
property which is now or at any time prior to the Closing Date was owned, leased or occupied by Thrifty or any of its predecessors, and indicates for each such property whether it was owned, leased and/or occupied. Neither Thrifty nor either Shareholder nor Smith is, or has received notification alleging that it or he is, in breach of any lease of any such leased real property.

                          4.19    ENVIRONMENTAL MATTERS.  Thrifty has no
liability, whether absolute or contingent, in respect of any activities associated with the generation, transportation, release, storage, treatment, disposal or identification of any substance or material which could result in damage to the environment or danger to the health and safety of the public.

                          4.20    EMPLOYEE BENEFITS.  SCHEDULE 4.20 lists each
Employee Benefit Plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) which Thrifty maintains or to which Thrifty is required to contribute (each, a "Plan"). None of the Plans is a "Multiemployer Plan" within the meaning of Section 3(37) of ERISA. Each Plan has been operated in accordance with its terms and with all laws applicable thereto. Neither Thrifty nor any such Plan is subject to any liability (other than routine claims for benefits) or any tax in connection with any such Plan. Except as set forth on SCHEDULE 4.20, no such Plan provides benefits for persons who are not active employees or directors of Thrifty. Except as prohibited by law, Thrifty has the right to amend or terminate any Plan without the consent of any other person. There is no Plan under which Thrifty would be obligated to pay, accrue or contribute benefits because of the consummation of the transactions contemplated by this Agreement. Since December 31, 1995, there has not been any increase made or promised in the benefits payable under any Plan.

                          4.21    NO CHANGES.  Since May 31, 1996, Thrifty has
been operated only in the ordinary course, consistent with past practice, and there has not been any





452\18485MWC.342                                                       -6-
material adverse change, or any event, fact or circumstance which might reasonably be expected to result in a material adverse change in the assets, liabilities, operating performance, business relationships, or prospects of Thrifty's business. Except as set forth on SCHEDULE 4.21, since May 31, 1996, Thrifty has not paid any dividend, distribution or other payment to either Shareholder or Smith or to any relative of either Shareholder or Smith other than payments of salary and expense reimbursements, if any, made in the ordinary course of business, consistent with past practice, for employment services actually rendered or expenses actually incurred on behalf of Thrifty.

                          4.22    TAXES.  All tax returns, reports and
declarations (collectively, "Tax Returns") required by any governmental authority to be filed in connection with the properties, business, income, expenses, net worth and franchises of Thrifty have been timely filed, and all such Tax Returns are correct and complete in all respects. All tax due in connection with the properties, business, income, expenses, net worth and franchises of Thrifty has been paid, other than tax which is not yet due or which, if due, is not yet delinquent or is being contested in good faith, and for which in all cases reserves have been established in the Balance Sheet which are sufficient to cover the payment of all such tax. There are no tax claims, audits or proceedings pending in connection with the properties, business, income, expenses, net worth or franchises of Thrifty, and, to the knowledge of either Shareholder or Smith, there are no such threatened claims, audits or proceedings.

                          4.23    CUSTOMERS.  Except as set forth on SCHEDULE
4.23, no entity or group of affiliated entities which is or are customers of Thrifty operates more than 500 beds. Except as set forth on SCHEDULE 4.23, no nursing home or other facility or institution served by Thrifty has, since December 31, 1995, cancelled or otherwise terminated, or made any threat to cancel or otherwise terminate, its relationship with Thrifty. Neither Thrifty nor either Shareholder nor Smith has any knowledge that any customer of Thrifty is dissatisfied with the performance of Thrifty or its employees or that any such customer intends to cancel or otherwise terminate its relationship with Thrifty or to materially decrease its purchases of products and/or services from Thrifty.

                          4.24    NO CONFLICTS.  Except as set forth on
SCHEDULE 4.24, neither Smith, nor any Shareholder, nor any director, officer or employee of Thrifty, nor any relative of any such person, has any direct or indirect interest in any business enterprise which does business with Thrifty or competes with Thrifty in any manner, or is a party to any contract to which Thrifty is also a party or by which any of Thrifty's assets is bound.

                          4.25    BROKERS AND FINDERS.  No broker, finder or
other person or entity acting in a similar capacity has participated on behalf of Thrifty, either Shareholder or Smith in bringing about the transactions contemplated by this Agreement, rendered any services with respect thereto, or been in any way involved therewith.

                          4.26    NO UNDISCLOSED INFORMATION.  This Agreement
(including the Schedules hereto), and all documents or certificates delivered by either Shareholder or Smith to NCS in connection herewith, do not contain any untrue statement of a material fact by





452\18485MWC.342                                                       -7-
either Shareholder or Smith, and do not omit to state a material fact necessary in order to make the statements by Shareholders and Smith contained herein or therein, in light of the circumstances under which such statements are made, not misleading.

                 5. REPRESENTATIONS AND WARRANTIES OF NCS. NCS hereby represents and warrants to Shareholders and Smith as follows:

                          5.1     ORGANIZATION, ETC., OF NCS AND NCS/OKLAHOMA.
NCS is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. NCS/Oklahoma is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma.

                          5.2     AUTHORITY; NO VIOLATION, ETC.  The execution,
delivery and performance by NCS of this Agreement and of each other document, agreement and instrument to be executed and delivered by NCS or NCS/Oklahoma in connection with the provisions of this Agreement, have been duly and validly authorized and approved by all necessary action on the part of NCS, NCS/Oklahoma and their respective Boards of Directors. This Agreement and all other documents, agreements and instruments to be delivered by NCS or NCS/Oklahoma in connection herewith constitute legal, valid and binding obligations of NCS and NCS/Oklahoma, respectively, enforceable in accordance with their respective provisions.

                          5.3     NO CONSENTS, APPROVALS OR CONFLICTS.  No
consent or approval of, and no registration, declaration or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance of this Agreement by NCS or NCS/Oklahoma. Neither the execution or delivery nor the performance of this Agreement or any of the other agreements, instruments or documents to be delivered by or on behalf of NCS or NCS/Oklahoma in connection herewith conflicts with, violates or results in any breach of: (i) any judgment, decree, order, statute, rule or regulation applicable to them, (ii) any contract, agreement, instrument or understanding to which either of them is a party or by which either of them is bound, or (iii) any provision of the respective Certificates of Incorporation or By-Laws of NCS or NCS/Oklahoma.

                          5.4     BROKERS AND FINDERS.  No broker, finder or
other person or entity acting in a similar capacity has participated on behalf of NCS or NCS/Oklahoma in bringing about the transactions contemplated by this Agreement, rendered any services with respect thereto, or been in any way involved therewith.

                          5.5     NO UNDISCLOSED INFORMATION.  This Agreement
(including the Schedules hereto), and all documents or certificates delivered by NCS to any Shareholder or Smith in connection herewith, do not contain any untrue statement of a material fact by NCS, and do not omit to state a material fact necessary in order to make the statements by NCS contained herein or therein, in light of the circumstances under which such statements are made, not misleading.





452\18485MWC.342                                                       -8-

                 6.       CLOSING CONDITIONS.

                          6.1     CONDITIONS OF NCS.  The obligation of NCS to
perform this Agreement is subject to the satisfaction of the following conditions at or before the Closing:

                                  6.1.1    Shareholders shall have delivered to
NCS all certificates representing all of the Shares, in each case duly endorsed (or accompanied by appropriate stock powers duly executed in blank or in favor of NCS) and otherwise in proper form for transfer to NCS, together with all other documents necessary or appropriate to validly transfer the Shares to NCS free and clear of all liens or adverse claims.

                                  6.1.2    NCS shall have received letters of
resignation, effective as of the Closing, from those directors and officers of Thrifty whom NCS shall have requested to resign.

                                  6.1.3    NCS/Oklahoma shall have received
from Oliver and Smith a mutually acceptable Employment and Noncompetition Agreement, duly executed by such individual (collectively, the "Employment Agreements").

                                  6.1.4    Thrifty shall have received a
mutually acceptable lease agreement covering Thrifty's premises located at 6815 N.W. 10th Street, Oklahoma City, Oklahoma 73127 (the "Premises"), duly executed by Willis Smith and Lisa Smith (collectively, "Landlord").

                                  6.1.5    NCS shall have received all consents
and permits necessary for the consummation of the transactions contemplated by this Agreement, and no suit, action or other proceeding shall be pending or threatened before any court or before or by any governmental authority in which it is sought to restrain, prohibit, invalidate or set aside in whole or in part the consummation of the transactions contemplated by this Agreement.

                                  6.1.6    Shareholders and Smith shall have
performed and complied in all material respects with all obligations, covenants and conditions required by this Agreement to have been performed or complied with by Shareholders or Smith at or prior to the Closing, and if the Closing occurs after the date of this Agreement, all representations and warranties of Shareholders and Smith contained herein shall continue to be accurate in all material respects at and as of the Closing, just as if made as of the Closing.

                                  6.1.7    If the Closing occurs after the date
of this Agreement, NCS shall have received a certificate from Shareholders and Smith, in form and substance acceptable to NCS, dated as of the Closing and duly executed by Shareholders and Smith, certifying as to the fulfillment of the conditions set forth in Section 6.1.6 hereof.





452\18485MWC.342                                                       -9-

                                  6.1.8    There shall have been no material
adverse change since the date of the Balance Sheet in the financial condition, business or affairs of Thrifty, and Thrifty shall not have suffered any material loss, not covered by insurance, which materially affects the value of its assets, properties or business.


                          6.2     CONDITIONS OF SHAREHOLDER.  The obligations
of Shareholders and Smith to perform this Agreement are subject to the satisfaction of the following conditions at or before the Closing:

                                  6.2.1    Shareholders shall have received the
cash payments and promissory notes described in Section 2.

                                  6.2.2    Shareholders shall have received all
consents and permits necessary for the consummation of the transactions contemplated by this Agreement, and no suit, action or other proceeding shall be pending or threatened before any court or before or by any governmental authority in which it is sought to restrain, prohibit, invalidate or set aside in whole or in part the consummation of the transactions contemplated by this Agreement.

                                  6.2.3    NCS shall have performed and
complied in all material respects with all obligations, covenants and conditions required by this Agreement to have been performed or complied with by NCS at or prior to the Closing, and if the Closing occurs after the date of this Agreement, all representations and warranties of NCS contained herein shall continue to be accurate in all material respects at and as of the Closing, just as if made as of the Closing.

                                  6.2.4    Each of Oliver and Smith shall have
received a mutually acceptable Employment Agreement, each duly executed by NCS/Oklahoma.

                                  6.2.5    Landlord shall have received a
mutually acceptable lease agreement covering the Premises, duly executed by Thrifty.

                          6.3     INTERDEPENDENCE.  The transfers and
deliveries described in this Section 6 shall be mutually interdependent and regarded as occurring simultaneously, and, unless waived by Shareholders, Smith and NCS, no such transfer of delivery shall become effective unless and until all the other transfers and deliveries provided for in this Section 6 have also been consummated. The transfers and deliveries herein contemplated shall be deemed to have occurred and the Closing shall be effective as of the commencement of business on the Closing Date.

                 7.       RESTRICTIVE COVENANTS.

                          7.1     SMITH COVENANTS.  The covenants made by Smith
in Sections 3.1 (relating to noncompetition), 3.2 (relating to nondisclosure of Confidential Information, as





452\18485MWC.342                                                      -10-
defined therein), and 3.3 (relating to noninterference with the business of NCS/Oklahoma) of the Employment Agreement entered into between Smith and NCS/Oklahoma in connection with this Agreement (the "Smith Employment Agreement") are all hereby incorporated into this Agreement by reference and made a part hereof as if fully rewritten herein (the "Smith Covenants"). Smith agrees (i) to be bound by and to observe and comply with all of the Smith Covenants, (ii) that a breach thereof by him will constitute a breach of this Agreement, and (iii) that for purposes of this Agreement, the term "Company" as used in the Smith Employment Agreement will be deemed to mean and include NCS, NCS/Oklahoma, and all other persons or entities controlled directly or indirectly by NCS.

                          7.2     OLIVER COVENANTS.  The covenants made by
Oliver in Sections 3.1 (relating to noncompetition), 3.2 (relating to nondisclosure of Confidential Information, as defined therein), and 3.3 (relating to noninterference with the business of NCS/Oklahoma) of the Employment Agreement entered into between Oliver and NCS/Oklahoma in connection with this Agreement (the "Oliver Employment Agreement") are all hereby incorporated into this Agreement by reference and made a part hereof as if fully rewritten herein (the "Oliver Covenants"). Oliver agrees (i) to be bound by and to observe and comply with all of the Oliver Covenants, (ii) that a breach thereof by him will constitute a breach of this Agreement, and (iii) that for purposes of this Agreement, the term "Company" as used in the Oliver Employment Agreement will be deemed to mean and include NCS, NCS/Oklahoma, and all other persons or entities controlled directly or indirectly by NCS.

                          7.3     TRUST COVENANTS.  The Trust covenants and
agrees that it will not, until the seventh (7th) anniversary of the date of this Agreement, invest in or finance any person, entity or enterprise which Smith would be prohibited from investing in or financing pursuant to the covenants of Smith contained in Section 3.1 of the Smith Employment Agreement.

                          7.4     ADEQUATE CONSIDERATION.  Shareholders and
Smith acknowledge and agree that the obligations of NCS and NCS/Oklahoma hereunder and under the Employment Agreements constitute adequate consideration for all of Shareholders' and Smith's obligations under this Section 7.

                          7.5     REMEDIES.  Shareholders and Smith acknowledge
and agree that a breach of any of the provisions of this Section 7 will result in irreparable damage to NCS and NCS/Oklahoma for which there will be no adequate remedy at law, and agree that NCS and NCS/Oklahoma, in addition to their rights at law, will be entitled to injunctive relief to enforce such provisions, without having to post any bond.

                          7.6     REFORMATION.  In the event of the
unenforceability or invalidity of any provision of this Section 7, such provision shall be enforceable in part to the fullest extent permitted by law, such invalidity or unenforceability shall not otherwise affect any other provision of this Agreement or any similar agreement, and this Agreement shall otherwise remain in full force and effect.





452\18485MWC.342                                                      -11-

                 8. FURTHER ASSURANCES. NCS, Shareholders and Smith shall each execute and deliver to the other parties any and all documents and instruments, and do and perform such acts, in addition to those expressly provided for herein, as may be reasonably necessary or appropriate to carry out or evidence the transactions contemplated by this Agreement, whether before, at or after the Closing.

                 9. ORDINARY COURSE. From the date of this Agreement until the Closing, if later, Shareholders and Smith will cause Thrifty (i) to operate its business substantially as presently operated and only in the ordinary course, consistent with past practice, (ii) not to pay (nor will Shareholders or Smith accept) any dividend, distribution or other payment to Shareholders other than payments, if any, of salary and expense reimbursements in the ordinary course, consistent with past practice, (iii) not to effect any amendment to the Certificate of Incorporation or the By-Laws of Thrifty, (iv) not to redeem or repurchase any issued and outstanding shares of capital stock of Thrifty, and not to issue any additional shares of capital stock of Thrifty, or undertake any obligation, whether absolute or contingent, to redeem, repurchase or issue any shares of capital stock of Thrifty.

                 10. EXPENSES. NCS shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by NCS or its representatives, and Shareholders and Smith shall pay all of the expenses incident to the transactions contemplated by this Agreement which are incurred by Thrifty, Shareholders, Smith or their representatives.

                 11. SURVIVAL OF REPRESENTATIONS, WARRANTIES & COVENANTS; INDEMNIFICATION. The representations, warranties and covenants contained in this Agreement or in any other document, certificate, instrument, Schedule or Exhibit delivered in connection herewith, shall survive the Closing and continue to be binding thereafter, regardless of any investigation made by any party hereto at any time. Nevertheless, the right of NCS to bring claims for breaches is subject to the limits in Section 11.3, and the rights of Shareholders and Smith to bring claims for breaches are subject to the limits in Section 11.5.

                          11.1    INDEMNIFICATION BY SHAREHOLDERS AND SMITH.
Shareholders and Smith jointly and severally agree (except where such agreement is expressly made severally but not jointly hereinbelow), to indemnify and hold NCS, NCS/Oklahoma and their respective officers, directors and subsidiaries (the "NCS Indemnified Parties") harmless from and against any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation or warranty made by Shareholders or Smith, or the breach or nonperformance of any covenant or obligation made or incurred by Shareholders or Smith, in this Agreement, and any and all costs and expenses (including reasonable attorneys' and accountants' fees) related thereto (collectively, "Losses"). Shareholders and Smith agree severally, but NOT jointly, to indemnify and hold the NCS Indemnified Parties harmless from and against Losses resulting from breaches or nonperformances of covenants made or incurred by them pursuant to Section 7 hereof ("Restrictive Covenants").





452\18485MWC.342                                                      -12-

                          11.2    INDEMNIFICATION BY NCS.  NCS agrees to
indemnify and hold Shareholders and Smith harmless from and against any and all loss, damage, liability or deficiency resulting from or arising out of any inaccuracy in or breach of any representation or warranty made by NCS, or the breach or nonperformance of any covenant or obligation made or incurred by NCS, in this Agreement, and any and all costs and expenses (including reasonable attorneys' and accountants' fees) related thereto.

                          11.3    LIMITATIONS ON INDEMNIFICATION BY
SHAREHOLDERS AND SMITH. The indemnification of the NCS Indemnified Parties provided for in Section 11.1 shall be limited in certain respects as follows:

                                  11.3.1   Any claim for indemnification under
Section 11.1 shall be made in writing by the second anniversary of the Closing Date, except that a claim for such indemnification relating to the representations, warranties and covenants contained in Sections 4.22 ("Taxes"),
4.12 ("Compliance With Laws"), 4.19 ("Environmental Matters"), and 4.20 ("Employee Benefits") may be made until the expiration of the applicable statutes of limitation, if any, relating to such matters, and except that there shall be no limit on the time for making a claim for such indemnification relating to the representations and warranties contained in Sections 4.1 ("Organization, Etc., of Thrifty"), 4.2 ("Capacity of Shareholders"), and 4.5 ("Capital Stock of Northside; Title to Shares"), or, subject to the terms thereof, the covenants of Shareholders and Smith contained in Section 7 ("Restrictive Covenants").

                                  11.3.2   Subject to the following sentence,
Shareholders and Smith shall not be liable for indemnification claims under
Section 11.1 until the aggregate amount of indemnification claims under Section
11.1 exceeds $15,000.00. Notwithstanding the foregoing sentence, Shareholders and Smith shall be liable for indemnification claims under Section 11.1 to the extent relating the representations, warranties and covenants in Section 7 from the first dollar to the full extent of such claims.

                                  11.3.3   The aggregate liability of
Shareholders and Smith for indemnification claims under Section 11.1, exclusive of indemnification claims relating to the representations, warranties and covenants contained in Section 7, will not exceed the amount of One Million Two Hundred Sixty-Six Thousand Dollars ($1,266,000.00). There shall be no limit on the aggregate liability of Shareholders and Smith for indemnification claims under Section 11.1 to the extent relating the representations, warranties and covenants in Section 7.

                                  11.3.4   Subject to the other provisions of
this Section 11.3, NCS shall have the right to deduct from any amounts remaining due under either of the promissory notes deliverable under Section 2 hereof to Shareholders, in the order in which such amounts become due, all of the NCS Indemnified Parties' claims for indemnification pursuant to Section 11.1; PROVIDED, however, that any claims not so satisfied shall continue until satisfied in full, and such right of offset will be in addition to and not in lieu of any other rights or remedies that may be available to the NCS Indemnified Parties as against any





452\18485MWC.342                                                      -13-

Shareholder or Smith at law or in equity. Any Shareholder or Smith may elect to satisfy all or any portion of the amount of any indemnification claim hereunder by delivering shares of Class A Common Stock, $.01 par value, of NCS ("NCS Stock") in payment thereof, which NCS Stock shall be valued for purposes of such satisfaction at the fair market value thereof on the date of such delivery.

                          11.4    CONTRIBUTION AMONG SHAREHOLDERS AND SMITH.
Notwithstanding that the liability of Shareholders and Smith with respect to the representations, warranties and covenants made by them herein is joint and several (except as to the covenants in Section 7 hereof, where such liability is several but not joint), Shareholders and Smith hereby agree with and among themselves that each Shareholder or Smith (an "Indemnifying Person") shall have and be entitled to a right of contribution from each of the other Shareholders or Smith to the extent that such Indemnifying Person satisfies more than his or its percentage of the amount of any indemnification claim of any NCS Indemnified Party, as follows: the Trust, 92 percent; and Oliver, 8 percent.

                          11.5    LIMITATIONS ON INDEMNIFICATION BY NCS.  The
indemnification of Shareholders and Smith provided for in Section 11.2 shall be limited in certain respects as follows:

                                  11.5.1   Any claim for indemnification under
Section 11.2 shall be made in writing by the second anniversary of the Closing Date, except that there shall be no limit on the time for making a claim for such indemnification relating to the representations and warranties contained in Sections 5.1 ("Organization, Etc., of NCS and NCS/Oklahoma") and 5.2 ("Authority, No Violation, Etc.").

                                  11.5.2   NCS shall not be liable for
indemnification claims under Section 11.2 until the aggregate amount of indemnification claims under Section 11.2 exceeds $15,000.00.

                          11.6    THIRD PARTY CLAIMS.  If any legal proceeding
is instituted or any claim asserted by any third party (a "Claim") in respect of which the Shareholders or Smith on the one hand, or the NCS Indemnified Parties on the other hand, may be entitled to indemnity hereunder, the party asserting such right to indemnity (the "Indemnitee") will give the party from whom indemnity is sought (the "Indemnitor") written notice thereof. The Indemnitor will have the right, at its option and expense, to participate in the defense of such a Claim, but not to control the defense, negotiation or settlement thereof, which control will at all times rest with the Indemnitee, unless the Claim involves only money damages, not an injunction or other equitable relief, and unless the Indemnitor (a) irrevocably acknowledges in writing complete responsibility for and agrees to indemnify the Indemnitee, and
(b) furnishes satisfactory evidence of the financial ability to indemnify the Indemnitee, in which case the Indemnitor may assume such control through counsel of its choice and at its expense, but the Indemnitee will continue to have the right to be represented, at its own expense, by counsel of its choice in connection with the defense of such a Claim.





452\18485MWC.342                                                      -14-

                          If the Indemnitor does not assume control of the
defense of such a Claim, the entire defense of the Claim by the Indemnitee, any settlement made by the Indemnitee, and any judgment entered in the Claim will be deemed to have been consented to by, and will be binding on, the Indemnitor as fully as though it alone had assumed the defense thereof and a judgment had been entered in the Claim in the amount of such settlement or judgment, except that the right of the Indemnitor to contest the right of the Indemnitee to indemnification under this Agreement with respect to the Claim will not be extinguished. If the Indemnitor does assume control of the defense of such a Claim, it will not, without the prior written consent of the Indemnitee, settle the Claim or consent to entry of any judgment relating thereto which does not include as an unconditional term thereof the giving by the claimant to the Indemnitee a release from all liability in respect of the Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

                 12. AMENDMENTS; BINDING EFFECT. This Agreement (including each Schedule and Exhibit hereto) may not be amended or modified except by a document in writing signed by each Shareholder, Smith and NCS. This Agreement and the rights and obligations of each party hereunder shall be binding upon and shall inure to the benefit of the respective successors and assigns of the parties hereto.

                 13. NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given on the third day following deposit in the United States Mail if delivered or mailed, via first class certified or registered mail, return receipt requested, postage prepaid, addressed as set forth below, and shall be deemed to have been duly given on the next business day following documented delivery thereof to any national overnight delivery service addressed as set forth below, and otherwise shall be deemed duly given when received:

         If to Smith, to:         Willis V. Smith
                                  6221 Beavercreek Road
                                  Oklahoma City, Oklahoma 73162

         If to Shareholders, to:  Charles Oliver
                                  13229 Cedar Springs Road
                                  Oklahoma City, Oklahoma 73120

         and to:                  The Willis Vernon Smith Unitrust dtd 8/8/96
                                  Attention:  M. Phil Goss, Special Trustee
                                  201 Northeast Expressway
                                  Oklahoma City, Oklahoma 73105

         With a copy to:          Lamun, Mock, Featherly, Kuehling & Cunnyngham
                                  5900 Northwest Grand Blvd.
                                  Oklahoma City, Oklahoma 73118





452\18485MWC.342                                                      -15-

                                  Attention:  Barry D. Mock, Esq.

         And a copy to:           Crowe & Dunlevy
                                  20 North Broadway, Suite 1800
                                  Oklahoma City, Oklahoma 73102
                                  Attention:  James H. Holloman Jr., Esq.

         If to NCS, to:           NCS HealthCare, Inc.
                                  3201 Enterprise Parkway, Suite 220
                                  Beachwood, Ohio 44122
                                  Attention:  President

         With a copy to:          Calfee, Halter & Griswold
                                  800 Superior Avenue, Suite 1400
                                  Cleveland, Ohio 44114
                                  Attention:  Patrick Morris, Esq.

                 14. SUIT FEE PROVISION. In the event any legal action or arbitration proceeding is undertaken by a party in respect of the matters addressed in this Agreements and the agreements collateral hereto, the prevailing party shall be awarded his or its legal expenses and costs incurred in the prosecution or defense of any such action or proceeding. The "prevailing party" as used herein shall mean the party, if any, determined by the court or arbitrator to have most nearly prevailed, even if such party did not prevail in all matters, and not necessarily the party in whose favor a judgment or award is rendered.

                 15. PERSONAL GUARANTIES. NCS, Smith and Shareholders will cooperate wth each other and use their respective best efforts to obtain after the Closing the release or cancellation of any guaranty or similar instrument by which Smith or any Shareholder has guaranteed the payment or performance of any obligation of Thrifty, provided that such obligation is disclosed in this Agreement or a Schedule hereto (a "Guaranteed Obligation"). If any such release or cancellation cannot be obtained, NCS will indemnify and hold Smith or such Shareholder harmless from and against any liability for such Guaranteed Obligation.

                 16. MISCELLANEOUS. This Agreement sets forth the exclusive statement of the agreement among the parties concerning the subject matter hereof, and there are no agreements or understandings between the parties concerning such subject matter other than as set forth herein. This Agreement may be executed in multiple counterparts, each of which shall be deemed and original, and all of which together shall constitute one and the same document. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts made and to be performed entirely within the State of Ohio.





452\18485MWC.342                                                      -16-

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                         /s/ Willis V. Smith
                                        ________________________________________
                                        WILLIS V. SMITH


                                         /s/ Charles Oliver
                                        ________________________________________
                                         CHARLES OLIVER


                                         /s/ M. Phil Goss
                                        ________________________________________
                                         M. PHIL GOSS, AS
                                         INDEPENDENT SPECIAL TRUSTEE
                                         OF THE WILLIS VERNON SMITH
                                         UNITRUST DATED AUGUST 8, 1996



                                        NCS HEALTHCARE, INC.


                                        By: /s/ Kevin B. Shaw
                                           ______________________________


                                        Title:  President
                                               __________________________





452\18485MWC.342                                                      -17-